EXHIBIT 21(A)

                     SUBSIDIARIES OF PLAYTEX PRODUCTS, INC.

                                              PERCENT          JURISDICTION OF
             CORPORATION                     OWNERSHIP          INCORPORATION
             -----------                     ---------          -------------

Playtex Products, Inc.                                             Delaware

Playtex Marketing Corp.                         50%                Delaware

Playtex Manufacturing, Inc.                     100%               Delaware

Playtex Sales & Services, Inc.                  100%               Delaware

Playtex Beauty Care, Inc.                       100%               Delaware

Playtex Investment Corp.                        100%               Delaware

TH Marketing Corp.                              100%               Delaware

Playtex International Corp.                     100%               Delaware

Sun Pharmaceuticals Corp.                       100%               Delaware

Smile-Tote, Inc.                                100%              California

Playtex Limited                                 100%                Canada

Playtex Foreign Sales Corporation               100%               Barbados

Carewell Industries, Inc.                       100%               New York

Personal Care Holdings, Inc.                    100%               Delaware

Personal Care Group, Inc.                       100%               Delaware

Personal Care Group Australia PTY Ltd.          100%              Australia
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